Exhibit 10.1

KAYDON CORPORATION

EXECUTIVE MANAGEMENT BONUS PROGRAM

(Amended and Restated Effective February 19, 2009)

1.           Definitions. The following terms have the meanings indicated unless a different meaning is clearly required by the context:

“Approval Date” means March 2, 2005, which is the date on which this Bonus Plan was approved by the Board of Directors of the Company.

“Bonus Plan” means this Kaydon Corporation Executive Bonus Program, as amended from time to time.

“Cause” means:

(i)    any act or failure to act by Participant done with the intent to harm in any material respect the financial interests or reputation of the Company or any affiliated companies;

(ii)   Participant being convicted of (or entering a plea of guilty or nolo contendere to) a felony (other than a felony involving a motor vehicle not involving alcohol or drugs);

(iii)   Participant’s dishonesty, misappropriation or fraud with regard to the Company or any affiliated companies, including (but not limited to) any falsification of company records or reports (other than good faith expense account disputes);

(iv)   a grossly negligent act or failure to act by Participant which has a material adverse effect on the Company or any affiliated companies; or

(v)    the continued refusal to follow the directives of the Board or its designees which are consistent with Participant’s duties and responsibilities; provided that the foregoing refusal shall not be “cause” if Participant in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board in writing.

“Change in Control” means (i) the failure of the Continuing Directors at any time to constitute at least a majority of the Board of Directors of the Company, (ii) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding Common Stock of the Company of the combined voting power of the Company’s outstanding voting securities, (iii) the approval by the stockholders of the Company of a reorganization, merger or consolidation unless with a Permitted Successor, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of its assets other than to a Permitted Successor.

“Committee” means the Compensation Committee of the Company’s Board of Directors, each of the members of which is a “non-employee director” within the meaning of Rule 16b-3.

“Company” means Kaydon Corporation and any of its wholly-owned subsidiaries or affiliates.

“Continuing Directors” means the individuals constituting the Board of Directors of the Company on the Approval Date, and any subsequent directors whose election or nomination for election was approved by a vote of 2/3 or more of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company.

“Excluded Holder” means any Person who on the Approval Date was the beneficial owner of 20% or more of the outstanding Common Stock of the Company, a subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company or any trust holding such Common Stock pursuant to the terms of an employee benefit plan of the Company.

“Executive Officer” means the Chief Executive Officer (“CEO”), the Chief Financial Officer, the Chief Operating Officer and such other Senior Vice Presidents or other senior executive officers of the Company as the Committee shall designate from time to time.

“Good Reason” means (a) the assignment of a Participant to any duties or responsibilities that are a reduction of, or are materially inconsistent with, the Participant’s position, duties, responsibilities or status on the Participation Date, (b) a change in a Participant’s reporting responsibilities or titles in effect on the Participation Date that results in a reduction of the Participant’s responsibilities or position, (c) the reduction of a Participant’s annual salary, level of benefits (except for a reduction uniformly applicable to all similarly situated executives), or projected Supplemental Executive Retirement Plan benefits, or (d) transfer of the Participant to a location more than forty (40) miles from the Participant’s location of employment on the Participation Date which requires a change in residence or a material increase in the amount of travel normally required of the Participant in connection with his employment or such other definition as is provided in any Employment Agreement between the Company and a Participant.

“Participation Date” means the date on which a Participant first becomes a participant under the Bonus Plan.

“Permitted Successor” means a corporation that immediately after the consummation of a transaction described in the definition of “Change in Control” satisfies all of the following criteria: (a) at least 60% of the voting securities of such corporation is beneficially owned by Persons who were the beneficial owners of the Company’s Common Stock immediately prior to such transaction, (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding voting securities of such corporation and (c) at least a majority of the Board of Directors of such corporation is comprised of Continuing Directors.

“Person” means a natural person, corporation, partnership, limited liability company, government or political subdivision, agency or instrumentality of a government.

2.           Purpose. The purpose of this Bonus Plan is to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Company’s performance goals; to link a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain key executives on a competitive basis.

3.           Participation. Participants in this Bonus Plan are the Executive Officers of the Company. The Committee shall determine the effective date of a Participant’s participation in this Bonus Plan and shall notify all Participants of their selection for participation in writing.

4.           Performance Metric and Adjustments. The metric, or benchmark, against which Company performance shall be measured for purposes of determining whether bonuses shall be awarded to Participants, and the amount of such bonuses, shall be earnings before interest, taxes, depreciation and amortization, as further adjusted or defined by the Committee from time to time (“EBITDA”) from continuing operations.

5.           Performance Objective. The performance objective for each year will be Target EBITDA, which shall be determined by the Committee each year at a regular Board of Directors meeting occurring prior to the 90th day of the year for which Target EBITDA is to be determined. In conjunction with, or promptly after, the presentation of the annual budget for the following year, management will present to the Committee a recommended Target EBITDA for the following fiscal year. The Committee shall evaluate the recommended Target EBITDA and Budget and may determine the final Target EBITDA utilizing this information and any additional information that it deems relevant.

6.           Bonus Calculations. Participant bonuses shall be based on the level of EBITDA achieved for the fiscal year, compared to Target EBITDA for that year, in accordance with the following:

(a)    No Bonus payout shall be made if EBITDA achieved is equal to or less than 90% of Target EBITDA;

(b)    Bonus payments will equal 4% of base salary for each Participant other than the CEO (“Non-CEO Participants”), and 6.7% of base salary for the CEO, for each 1% that EBITDA achieved for the year exceeds 85% of Target EBITDA (or 6.6% of base salary for the CEO for the 1% incremental achieved at 87%, 90%, 93%, 96% and 99% of Target EBITDA), up to 100% of Target EBITDA, and 4% of base salary for Non-CEO Participants, and 10% of base salary for the CEO, for each 1% that EBITDA achieved exceeds 100% of Target EBITDA. An example would be:

(i)    if EBITDA is 86% of Target EBITDA, the bonus will be 4.0% of a Non-CEO Participant’s base salary and 6.7% of the CEO’s base salary;

(ii)   if EBITDA is 90% of Target EBITDA, the bonus will be 20% of a Non-CEO Participant’s base salary and 33.3% of the CEO’s base salary;

(iii)          if EBITDA is 100% of Target EBITDA, the bonus will be 60% of a Non-CEO Participant’s base salary; and 100% of the CEO’s base salary and

(iv)          if EBITDA is 110% of Target EBITDA, the bonus will be 100% of a Non-CEO Participant’s base salary and 200% of the CEO’s base salary.

(c)    A Non-CEO Participant’s bonus may not exceed 100% of the Non-CEO’s Participant’s base salary and the CEO’s bonus may not exceed 200% of the CEO’s base salary.

7.    Discretionary Bonus Payments. In addition, at the discretion of the Committee, a discretionary cash bonus may be paid to any Participant in an amount up to 25% of base salary that shall be in addition to the bonus payment, if any, determined pursuant to Section 6.

8.    Payment of Bonus Awards.

(a)    Conditions for Payment After Termination of Employment. If a Participant’s employment with the Company terminates, the following provisions shall apply; provided that such provisions shall not apply to any Participant who is party to an employment or other form of agreement specifying the treatment of payments under this Bonus Plan upon any or all of the termination events described below to the extent covered by such other agreement:

(i)    Termination for Cause. If a Participants employment is terminated by the Company for Cause, no bonus shall be paid to the former Participant for any period prior to the date of termination.

(ii)   Termination by Participant. If a Participant terminates his or her employment without Good Reason, no bonus shall be paid to the former Participant for any period prior to the date of termination.

(iii)          Termination Following Death, Disability or Retirement. If a Participant’s employment is terminated due to a Participant’s death, disability or retirement at the normal retirement age prior to payment of a bonus award for the then completed fiscal year, a bonus award as determined by the Committee to be payable pursuant to Section 6 hereof for such completed fiscal year shall be paid (A) in the event of death, to the designated beneficiary of the Participant or, if no beneficiary shall have been designated, the representative of the Participant’s estate and (B) in the event of disability or retirement, to the former Participant, and if termination for death, disability or retirement occurs during a fiscal year, Participant (or Participant’s designated beneficiary or estate) shall receive for that fiscal year a bonus award, pro rated for that year based on the amount determined by the Committee to have been payable to Participant for the full fiscal year pursuant to Section 6 hereof multiplied by a fraction the numerator of which is the number of days in the fiscal year through the date of termination, and the denominator of which is 365.    In each case, such bonus amounts shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the performance period relates.

(iv)          Termination without Cause or for Good Reason, etc. If a Participant’s employment is terminated without Cause, or the Participant terminates his or her employment for Good Reason and prior to the payment of a bonus award for the then completed fiscal year, the Company shall nevertheless pay to the terminated Participant a bonus award as determined by the Committee to be payable pursuant to Section 6 hereof for such completed fiscal year. If termination occurs during a fiscal year, Participant shall receive for that fiscal year a bonus award pro rated for that year based on the amount determined by the Committee to have been payable to Participant for the full fiscal year pursuant to Section 6 hereof multiplied by a fraction the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; provided that if such termination occurs after a Change in Control, such pro rated bonus payment made under this clause (iv) shall be made net of any pro rata bonus amount previously paid pursuant to Section 8(b) below attributable to the fiscal year in which such termination without Cause or for Good Reason occurs.  In each case, such bonus amounts shall be paid no later than the 15th day of the third month following the close of the fiscal year to which the performance period relates.

(b)    Change in Control Payment. In the event of a Change in Control of the Company, a pro rata bonus for the fiscal year in which the Change in Control occurs, together with any unpaid bonus from the preceding fiscal year determined to be payable pursuant to Section 6 hereof, shall be immediately payable on the date of the Change in Control, and in no event shall such bonus be paid later than the 15th day of the third month following the close of the fiscal year to which the performance period relates. Such pro rated bonus for the then fiscal year shall be determined by multiplying the bonus payable for achievement of 100% of Target EBITDA by a fraction the numerator of which is the number of days in the current fiscal year through the date of the Change in Control, and the denominator of which is 365.  The pro rata bonus paid pursuant to this Section 8(b) shall be subtracted from any bonus payable hereunder at the end of the fiscal year in which such Change in Control occurs.

9.    Administrative Provisions. This Bonus Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting this Bonus Plan and Participants, including sole authority to interpret and construe any provision of this Bonus Plan, to adopt such rules and regulations for administering this Bonus Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of this Bonus Plan. Decisions of the Committee shall be final and conclusive, and binding on all parties. All expenses of administering this Bonus Plan shall be borne by the Company. No member of the Committee shall be liable for any action, omission, or determination relating to this Bonus Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of this Bonus Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to this Bonus Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

10.    Miscellaneous.

(a)    This Bonus Plan was adopted by the Board of Directors on the Approval Date and will be effective commencing with bonuses payable in respect of the Company’s fiscal year ending December 31, 2005. This Bonus Plan was amended and restated effective February 14, 2008, May 6, 2008 and February 19, 2009, by action of the Board of Directors, in compliance with the provisions of Section 10(b).

(b)    The Board of Directors may at any time amend this Bonus Plan in any fashion or terminate or suspend this Bonus Plan before or after notice to any Participant of his or her participation under the Bonus Plan.

(c)    This Bonus Plan shall be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

(d)    All amounts required to be paid under this Bonus Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

(e)    Nothing contained in this Bonus Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any award under this Bonus Plan for any particular fiscal year or any part thereof.

(f)    The Company’s obligation to pay a Participant any amounts under this Bonus Plan shall be subject to setoff, counterclaim or recoupment of amounts owed by a Participant to the Company.

(g)    The right of a Participant or of any other person to any payment under this Bonus Plan shall not be assigned, transferred, pledged or encumbered in any manner, and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.